Exhibit B


                    STOCK PURCHASE AGREEMENT


               THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this _____ day of _________, 1995, by and among ARKANSAS POWER & LIGHT COMPANY, an Arkansas corporation ("AP&L"), SOUTHWESTERN ELECTRIC POWER COMPANY, a Delaware corporation ("SWEPCO"), and OKLAHOMA GAS AND ELECTRIC COMPANY, an Oklahoma corporation ("OG&E").

                      W I T N E S S E T H:

               WHEREAS, AP&L, SWEPCO and OG&E, own, respectively, one hundred seventy (170) shares, one hundred sixty (160) shares and one hundred seventy (170) shares of common stock, $100 par value, of The Arklahoma Corporation, an Arkansas corporation ("Arklahoma"), representing all of the outstanding shares of capital stock of Arklahoma;

               WHEREAS, Arklahoma owns certain facilities consisting of a 161 KV transmission line extending from Lake
Catherine, Arkansas to Boudinot Tap, near Tahlequah, Oklahoma, the Lake Catherine substation at a terminus of said transmission line and certain property incidental thereto;

               WHEREAS, Arklahoma leases such facilities to AP&L, SWEPCO and OG&E pursuant to an Agreement and Indenture, dated as of December 9, 1947, as extended by an Extension of Agreement and Indenture, dated September 6, 1977 (collectively, the "Lease");

               WHEREAS, such facilities are jointly operated by AP&L, SWEPCO and OG&E pursuant to an Operating Agreement, dated
December 9, 1947 ("Operating Agreement");

               WHEREAS, in order to facilitate the formation by OG&E of a holding company system exempt from the registration requirements of the Public Utility Holding Company Act of 1935, as amended (the "35 Act"), OG&E desires to reduce its ownership of the outstanding common stock of Arklahoma to less than five percent by selling sixty-eight (68) shares of such stock to AP&L and seventy-eight (78) shares of such stock to SWEPCO; and

               WHEREAS, AP&L and SWEPCO have agreed to acquire such shares in accordance with the terms and conditions hereinafter set forth;

               NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. Purchase and Sale of Shares. Subject to the terms and conditions herein stated, (a) OG&E agrees to sell, assign, transfer and deliver to AP&L, and AP&L agrees to purchase from OG&E at the Closing (as hereinafter defined), sixty-eight (68) shares of common stock, $100 par value, of Arklahoma, and (b)
OG&E agrees to sell, assign, transfer and deliver to SWEPCO, and SWEPCO agrees to purchase from OG&E at the Closing, seventy-eight
(78) shares of common stock, $100 par value, of Arklahoma (collectively, the "Shares").

          2. Purchase Price. In full consideration for the purchase by AP&L and SWEPCO of the Shares, (a) AP&L shall pay to OG&E an aggregate of [___________________ Dollars ($_________)], and (b)
SWEPCO shall pay to OG&E an aggregate of [_____________ Dollars ($___________)] (collectively, the "Purchase Price").

          3. Closing. The closing of the transactions provided for herein shall take place at the offices of AP&L's counsel, Reid & Priest LLP, 40 West 57th Street, New York, New York 10019, at
10:00 A.M. local time on the second business day following the satisfaction or waiver of the conditions set forth in Section 8 hereof, or at such other time and location mutually agreeable to the parties (the "Closing").

          4. Deliveries at Closing. The following deliveries shall be made by the respective parties at the Closing:

               4.1. OG&E's Deliveries.  OG&E shall deliver to
AP&L and SWEPCO the following:

               (a) Certificates representing sixty-eight (68) Shares and seventy-eight (78) Shares, respectively, duly endorsed in blank with all necessary transfer tax and other revenue stamps, acquired at OG&E's expense, affixed and canceled. OG&E agrees to cure any deficiencies with respect to the endorsement of the certificates representing the Shares or with respect to the stock power accompanying any such certificates.

               (b)  Such other documents, certificates and
opinions as reasonably may be required by AP&L and SWEPCO in order to (i) demonstrate the accuracy of, or the compliance by OG&E with, all of the representations, warranties, covenants and conditions set forth herein, and (ii) consummate the transactions contemplated hereby.

               4.2. AP&L's and SWEPCO's Deliveries. AP&L and SWEPCO shall deliver to OG&E their respective portions of the Purchase Price by check or by wire transfer of immediately available funds to the account of OG&E designated in writing.

          1. Provisions of Lease and Operating Agreement.  AP&L,
SWEPCO and OG&E hereby acknowledge that the sale of the Shares will not, in itself, act to modify the rights and obligations of the parties under the Lease and the Operating Agreement.

          2. Representations and Warranties.

               1. OG&E's Representations and Warranties. OG&E represents and warrants to AP&L and SWEPCO, as of the date of this Agreement and as of the Closing (as if each such representation and warranty was remade at the Closing), as follows:

               (a) Corporate Standing; Authorization. OG&E is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma with all requisite corporate power, authority and legal right to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the sale of the Shares hereunder on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement.

               (b)  Due Execution and Enforceability.  This
Agreement is a valid and binding obligation of OG&E enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights and general principles of equity.

               (c) No Restrictions Against Performance. Neither the execution, delivery, authorization or performance of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any lien or condition under (i) OG&E's Certificate of Incorporation or By-Laws; (ii) any federal, state or local law, statute, ordinance, regulation or rule, which is applicable to OG&E other than as set forth in paragraph 6.1(d) hereof (provided that OG&E makes no representation as to any such laws, statutes, ordinances, regulations or rules which require consent, authorization or approval with respect to AP&L or SWEPCO); (iii) any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which OG&E is a party or by which OG&E is bound; or (iv) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any federal, state or local court, arbitration tribunal or governmental agency by which OG&E is bound, any of which, when taken as a whole, would have a material adverse affect on OG&E.

               (d) Third-Party and Governmental Consents. No approval, consent, waiver, order or authorization of, or registration, qualification, declaration, or filings with, or notice to, any federal, state or local governmental authority or other third party is required on the part of OG&E in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, other than the approvals of the Federal Energy Regulatory Commission, the Oklahoma Corporation Commission and the Arkansas Public Service Commission, which approvals have been sought in connection with the formation by OG&E of the holding company system.

               (e) Ownership of Shares. OG&E is the lawful owner of the Shares, free and clear of all liens, charges, encumbrances, restrictions and claims of every kind; OG&E has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Shares pursuant to this Agreement; the delivery to AP&L and SWEPCO of the Shares pursuant to the provisions of this Agreement will transfer to AP&L and SWEPCO, respectively, valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

               1. AP&L's and SWEPCO's Representations and Warranties. Each of AP&L and SWEPCO represents and warrants to OG&E, with respect to itself only, as of the date of this Agreement and as of the Closing (as if each such representation and warranty was remade at the Closing), as follows:

               (a) Corporate Standing; Authorization. AP&L and SWEPCO are corporations duly organized, validly existing and in good standing under the laws of the States of Arkansas and Delaware, respectively. Each of AP&L and SWEPCO has all requisite corporate power, authority and legal right to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the purchase of the Shares hereunder on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement.

               (b)  Due Execution and Enforceability.  This
Agreement is a valid and binding obligation of AP&L and SWEPCO, as the case may be, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights and general principles of equity.

               (c) No Restrictions Against Performance. Neither the execution, delivery, authorization or performance of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any lien or condition under (i) AP&L's or SWEPCO's Articles or Certificate of Incorporation or By-Laws; (ii) any federal, state or local law, statute, ordinance, regulation or rule, which is applicable to AP&L or SWEPCO, as the case may be, other than as set forth in paragraph 6.2(d) hereof (provided that AP&L and SWEPCO make no representation as to any such laws, statutes, ordinances, regulations or rules which require consent, authorization or approval with respect to OG&E);
(iii) any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which AP&L or SWEPCO, as the case may be, is a party or by which AP&L or SWEPCO, as the case may be, is bound; or (iv) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any federal, state or local court, arbitration tribunal or governmental agency by which AP&L or SWEPCO, as the case may be, is bound, any of which, when taken as a whole, would have a material adverse affect on AP&L or SWEPCO, as the case may be.

               (d) Third-Party and Governmental Consents. No approval, consent, waiver, order or authorization of, or registration, qualification, declaration, or filings with, or notice to, any federal, state or local governmental authority or other third party is required on the part of AP&L or SWEPCO, as the case may be, in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, other than the approvals of the Securities and Exchange Commission under the 35 Act and the Arkansas Public Service Commission.

          1.   Conditions to Closing.

               1. Conditions Precedent To Each Party's Obligations. The obligations of each party to perform hereunder are subject to the satisfaction, or waiver in writing, of the following conditions at or prior to the Closing:

               (a)  Regulatory Approvals.  All requisite
regulatory approvals shall have been obtained, in form and substance satisfactory to each party, in order to permit the consummation of the transactions contemplated hereby, including, without limitation, the issuance of appropriate orders of the Securities and Exchange Commission under the 35 Act and the Arkansas Public Service Commission.

               (b) No Injunction. No action or proceeding by any governmental authority or other person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provisions of this Agreement or the consummation of the transactions contemplated hereby.

               1. Conditions Precedent To Obligations of AP&L and SWEPCO. The obligations of AP&L and SWEPCO to perform hereunder are subject to the satisfaction, or waiver in writing by AP&L and SWEPCO, of the following conditions at or prior to the Closing:

               (a)  Representations and Warranties True;
Conditions Satisfied. All representations and warranties of OG&E contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing. OG&E shall have performed and complied with all of its covenants and obligations under this Agreement in all material respects.

               (b)  Third-Party Consents.  OG&E shall have
obtained and delivered to AP&L and SWEPCO all necessary consents and approvals of third parties or governmental authorities to permit OG&E to sell the Shares. OG&E shall also have made all registrations, qualifications, declarations, or filings with, or notices to, any governmental authority or other third party required on the part of OG&E in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

               (c) No Adverse Change. Through the Closing, there shall have been no adverse change in the business, operations, properties, assets or financial condition of Arklahoma and none of Arklahoma's properties or assets shall have been adversely affected in any way.

               (d) No Litigation. No action or proceeding by any governmental authority or other person shall be pending or shall have been instituted or threatened which might have an adverse effect on the business, operations, properties, assets or financial condition of Arklahoma.


               1. Conditions Precedent to Obligations of OG&E. The obligations of OG&E to perform hereunder are subject to the satisfaction, or waiver in writing by OG&E, of the following conditions at or prior to the Closing;

               (a)  Representations and Warranties True
Conditions Satisfied. All representations and warranties of AP&L and SWEPCO contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing. AP&L and SWEPCO shall have performed and complied with all of their covenants and obligations under this Agreement in all material respects.

               (b) Third-Party Consents. AP&L and SWEPCO shall have obtained and delivered to OG&E all necessary consents and approvals of third parties or governmental authorities to permit AP&L and SWEPCO to purchase the Shares. AP&L and SWEPCO shall also have made all registrations, qualifications, declarations, or filings with, or notices to, any governmental authority or other third party required on the part of AP&L or SWEPCO in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

          1. Survival of Representations, Warranties and Agreements. All of the parties' warranties, representations and covenants contained in this Agreement or in any document delivered hereunder shall survive the purchase and sale of the Shares contemplated hereby.

          2. Indemnification by OG&E. OG&E agrees to defend, indemnify and hold AP&L and SWEPCO and their respective officers, directors and agents harmless from and against any and all losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees, penalties and interest) payable to or for the benefit of, or asserted by, any party, resulting from, arising out of, or incurred as a result of (a) the breach of any representation made by OG&E herein or in accordance herewith; or
(b) the breach of any warranty or covenant made by OG&E herein or in accordance herewith. The obligation to indemnify and hold harmless pursuant to this Section shall survive the consummation of the transactions contemplated hereby.

          3. Termination of Agreement. This Agreement may be terminated (a) at any time by mutual written consent of the parties hereto, or (b) by any party in the event that the Closing has not occurred by November 30, 1996. If this Agreement is terminated pursuant to this Section, none of the parties hereto, nor any of its agents or successors in interest, shall have any liability or further obligation to the other parties or any of their respective agents or successors in interest pursuant to this Agreement.

          4. Expenses. OG&E shall pay its own and AP&L's and SWEPCO's expenses (including, without limitation, all filing fees and the reasonable fees and expenses of their respective agents, representatives, counsel, accountants and service companies) incidental to (a) the negotiation, drafting and performance of this Agreement and (b) the receipt of all necessary regulatory approvals for the parties to consummate the transactions contemplated hereby.

          5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of AP&L, SWEPCO, OG&E and their respective, successors, representatives and assigns.

          6. Waiver. No provision of this Agreement shall be deemed waived by course of conduct, including the act of closing, unless such waiver is made in a writing signed by the parties hereto stating that it is intended specifically to modify this Agreement, nor shall any course of conduct operate or be construed as a waiver of any subsequent breach of this Agreement, whether of a similar or dissimilar nature.

          7. Entire Agreement; Modification. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by AP&L, SWEPCO and OG&E (or by any director, officer, agent, or other representative of such parties) relating to the matters contemplated hereby. This Agreement constitutes the entire agreement between the parties and there are no agreements or commitments except as expressly set forth herein. This Agreement may be amended or modified only by a written instrument executed by the parties hereto which states specifically that it is intended to amend or modify this Agreement.

          8. Notices. All notices, demands, requests, and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective upon receipt if delivered by hand, or sent by certified or registered United States mail, postage prepaid and return receipt requested, or by prepaid overnight express service. Notices shall be sent to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice; provided that such notice shall be effective only upon receipt thereof): (a) if to AP&L: Arkansas Power & Light Company, c/o Entergy Services, Inc., P.O. Box 61000, New Orleans, Louisiana 70161, Attention:
Thomas J. Wright, Vice President, Transmission and Distribution System, with copies to Laurence M. Hamric, Esq., General Attorney-Corporate and Securities, at the foregoing address, and to John
T. Hood, Esq., Reid & Priest LLP, at the address set forth in
Section 3 above; (b) if to SWEPCO: Southwestern Electric Power Company, 428 Travis Street, P.O. Box 21106, Shreveport, Louisiana 71156, Attention: Michael Madison, Vice President of Engineering and Operations, with copies to Joris M. Hogan, Esq., Milbank, Tweed, Hadley and McCloy, One Chase Manhattan Plaza, New York,
New York 10005; or (c) if to OG&E: Oklahoma Gas and Electric Company, 101 North Robinson, Oklahoma City, Oklahoma 73101,
Attention: James R. Hatfield, Treasurer, with copies to Peter D. Clarke, Esq., Gardner, Carton & Douglas, 321 N. Clark Street, Chicago, Illinois 60610.

          9. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of Arkansas, without giving effect to the principles of conflicts of law thereof.

          10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.


                         ARKANSAS POWER & LIGHT COMPANY

                         By:  ___________________________________
                              Name:
                              Title:


                         SOUTHWESTERN ELECTRIC POWER COMPANY


                         By:  ___________________________________
                              Name:
                              Title:


                         OKLAHOMA GAS AND ELECTRIC COMPANY


                         By:  ___________________________________
                              Name:
                              Title: